Exhibit 99.1

Contact:	Abaxis, Inc.	Lytham Partners, LLC
	Clint Severson	Joe Dorame, Robert Blum and Joe Diaz
	Chief Executive Officer	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE WITH RECORD REVENUES FOR
THE SECOND QUARTER OF FISCAL 2012

Union City, California – October 25, 2011 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the second fiscal quarter ended September 30, 2011.

Record quarterly highlights include:
•	Revenues of $40.0 million, up 13% over last year’s comparable quarter.
•	North America revenues of $32.0 million, up 8% over last year’s comparable quarter.
•	Veterinary market sales of $31.5 million, up 18% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $22.8 million, up 18% over last year’s comparable quarter.
Other quarterly highlights include:
•	Medical market sales of $7.3 million, up 7% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of $8.8 million, up 15% over last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,227 units, up 24% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1.8 million units, up 16% over last year’s comparable quarter.

Quarterly Results:  For the fiscal quarter ended September 30, 2011, Abaxis reported revenues of $40.0 million, as compared with revenues of $35.3 million for the comparable period last year, an increase of 13 percent.  Revenues from instruments, which include chemistry analyzers, hematology instruments, VSpro coagulation and specialty analyzers and i-STAT analyzers, increased by an aggregate of $1.1 million, or 15 percent, over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, VSpro coagulation and specialty cartridges, i-STAT cartridges and rapid tests, increased by an aggregate of $4.2 million, or 17 percent, over the same period last year.  Abaxis reported net income of $3.3 million for the fiscal quarter ended September 30, 2011, compared to $3.7 million for the same period last year.  Abaxis’ effective tax rate in the quarter ended September 30, 2011 was 37 percent, compared to 39 percent for the same period last year.  Abaxis reported diluted net income per share of $0.15 (calculated based on 22,564,000 shares) for the three-month period ended September 30, 2011, compared to $0.17 per share (calculated based on 22,691,000 shares) for the same period last year.

Six-Month Results:  For the six-month period ended September 30, 2011, Abaxis reported revenues of $76.0 million, as compared with revenues of $70.2 million for the comparable period last year, an increase of 8 percent.  Revenues from instrument sales increased by an aggregate of $1.3 million, or 9 percent, over the same period last year.  Revenues from consumables increased by an aggregate of $5.6 million, or 11 percent, over the same period last year.  The company reported net income of $5.5 million, compared to $7.3 million for the same period last year.  The company’s effective tax rate in the six-month period ended September 30, 2011, was 37 percent, compared to 39 percent for the same period last year.  The company reported diluted net income per share of $0.24 (calculated based on 22,850,000 shares) for the six-month period ended September 30, 2011, compared to $0.32 per share (calculated based on 22,736,000 shares) for the same period last year.

Other Reported Information:  Total sales in the medical market for the second quarter of fiscal 2012 were $7.3 million, an increase of 7 percent, compared to the same period last year.  Medical sales worldwide, excluding sales to the U.S. government, during the second quarter of fiscal 2012 were $6.3 million, an increase of 6 percent, compared to the same period last year.  Total sales in the veterinary market for the second quarter of fiscal 2012 were $31.5 million, an increase of 18 percent, compared to the same period last year.  Veterinary reagent disc sales for the second quarter of fiscal 2012 were $17.6 million, an increase of 18 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the second quarter of fiscal 2012 was $1.6 million, compared to $1.1 million for the same period last year.  Cash, cash equivalents and investments decreased during the second quarter of fiscal 2012 by $24.2 million due to our stock repurchase program.  Costs related to development of our full service commercial laboratory for veterinarians, Abaxis Veterinary Reference Laboratories (AVRL), during the three and six months ended September 30, 2011, were $1.1 million and $1.6 million, respectively.

“This was a very solid quarter for Abaxis,” commented Clint Severson, chairman and chief executive officer of Abaxis.  “We achieved record revenues for the quarter exceeding $40.0 million, total instrument sales in units grew 24%, total reagent disc sales increased 18%, and we experienced solid international sales growth, approaching 40%.  We were particularly pleased with the growth in sales in Europe and Asia; which we believe bodes well for the future.  Our markets, by and large, appear to be very strong at the moment.  While we still have work to do in accelerating medical instrument sales, we are confident in the accuracy and reliability of our Piccolo medical instrument and of our ability to gain market share going forward.  We are very pleased with the results of the second quarter.”

Mr. Severson continued, “On another front, in our second quarter of fiscal 2012, AVRL went live with our partners at Kansas State University.  We have completed the bulk of the initial investment to get this venture operational and we look forward to serving the veterinary community nationwide with our leading-edge technology and customer service.  Over the past 16 years we have built a high level of credibility with the segment of the veterinary community that relies on our point-of-care instruments to compassionately care for their patients on a timely basis.  We believe that this community will give AVRL the opportunity to earn their reference laboratory business.  Our expectation is to leverage that credibility and develop a consistently growing business in the years to come.”

“We are also devoted to enhancing the market capitalization of the company for the benefit of our loyal shareholders.  The Board has authorized us to acquire up to $40.0 million of Abaxis common stock in the open market.  In our second quarter of fiscal 2012, we acquired approximately 1.2 million shares in the open market for approximately $27.3 million.  We believe this is a sound investment and we will take the opportunity to support our shareholders in the future when we believe the price is appropriate.  We are very upbeat about the prospects of the company in the coming years.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Tuesday, October 25, 2011.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10005496, through November 1, 2011.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.  The veterinary business also provides to the animal health and research market a line of hematology instruments for point-of-care complete blood counts (CBC), a specialty instrument to screen for and detect clotting disorders and to measure equine fibrinogen levels, a handheld instrument for the rapid assessment of certain critical care tests and rapid point-of-care tests for Heartworm infections in dogs, Parvovirus and Giardia.  Abaxis, through its AVRL Division, provides routine laboratory testing as well as specialty testing for veterinarians nationwide.  This state-of-the-art commercial laboratory will be the hub of the Abaxis Veterinary Reference Laboratories (AVRL).

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance and penetration of new or planned product offerings, and future recurring revenues and results of operations.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to losses or system failures with respect to Abaxis’ facilities or manufacturing operations, fluctuations in quarterly operating results, dependence on sole suppliers, the market acceptance of Abaxis’ products, the continuing development of its products and the Abaxis Veterinary Reference Laboratories, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with competing in the human diagnostic market, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$40,025	$35,277	$76,028	$70,230
Cost of revenues	18,004	15,527	34,784	30,696
Gross profit	22,021	19,750	41,244	39,534
Operating expenses:
Research and development	3,008	3,296	6,462	6,374
Sales and marketing	9,335	8,408	18,487	17,041
General and administrative	4,495	2,652	7,914	4,776
Total operating expenses	16,838	14,356	32,863	28,191
Income from operations	5,183	5,394	8,381	11,343
Interest and other income (expense), net	56	757	350	652
Income before income tax provision	5,239	6,151	8,731	11,995
Income tax provision	1,918	2,402	3,196	4,666
Net income	$3,321	$3,749	$5,535	$7,329
Net income per share:
Basic net income per share	$0.15	$0.17	$0.25	$0.33
Diluted net income per share	$0.15	$0.17	$0.24	$0.32

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,290	22,317	22,484	22,264
Weighted average common shares outstanding - diluted	22,564	22,691	22,850	22,736

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30,	March 31,
	2011	2011
Current assets:
Cash and cash equivalents	$37,994	$43,471
Short-term investments	17,649	25,981
Receivables, net	27,490	27,880
Inventories	19,109	19,814
Prepaid expenses and other current assets	5,068	3,496
Net deferred tax assets, current	3,048	3,422
Total current assets	110,358	124,064
Long-term investments	29,099	36,237
Investment in unconsolidated affiliate	2,697	2,769
Property and equipment, net	22,913	19,637
Intangible assets, net	3,919	4,216
Net deferred tax assets, non-current	1,203	1,203
Other assets	111	134
Total assets	$170,300	$188,260

Current liabilities:
Accounts payable	$6,996	$6,173
Accrued payroll and related expenses	6,873	6,129
Accrued taxes	232	559
Other accrued liabilities	1,788	1,677
Deferred revenue	1,103	953
Warranty reserve	1,123	1,031
Total current liabilities	18,115	16,522
Non-current liabilities:
Deferred rent	530	416
Deferred revenue	2,105	1,737
Warranty reserve	313	191
Notes payable, less current portion	834	746
Total non-current liabilities	3,782	3,090
Total liabilities	21,897	19,612
Shareholders' equity:
Common stock	106,262	132,042
Retained earnings	42,141	36,606
Total shareholders' equity	148,403	168,648
Total liabilities and shareholders' equity	$170,300	$188,260

Operating Income Per Share
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,290	22,317	22,484	22,264
Weighted average common shares outstanding - diluted	22,564	22,691	22,850	22,736

Operating income per share - basic	$0.23	$0.24	$0.37	$0.51
Operating income per share - diluted	$0.23	$0.24	$0.37	$0.50

Revenues by Geographic Region
(In thousands)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
North America	$31,985	$29,528	$61,693	$57,317
International	8,040	5,749	14,335	12,913
Total revenues	$40,025	$35,277	$76,028	$70,230

Revenues by Customer Group
(In thousands)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Medical Market	$7,333	$6,857	$14,489	$13,295
Veterinary Market	31,548	26,649	59,217	53,467
Other	1,144	1,771	2,322	3,468
Total revenues	$40,025	$35,277	$76,028	$70,230